Exhibit 99.1                                     For Further Information Contact
                                                  Harry J. Cynkus (404) 888-2922




FOR IMMEDIATE RELEASE



                     ROLLINS, INC. ANNOUNCES 4 MILLION SHARE
                               REPURCHASE PROGRAM

     ATLANTA, GEORGIA, April 26, 2005: Rollins, Inc., a nationwide consumer services company (NYSE Ticker Symbol - ROL), announced today that as part of the Company's active management of equity capital, its Board of Directors today authorized the purchase of up to 4 million additional shares of the Company's common stock. The Company plans to repurchase shares at times and prices considered appropriate by the Company. The share repurchase program announced today is in addition to the Company's existing plan to repurchase 4.5 million shares, of which 276,216 shares remain available for repurchase.

     "Rollins, through its wholly owned subsidiaries, Orkin, Inc. and Western Pest Services, has built a leading position in the pest control industry and has excellent growth opportunities and a healthy long-term financial outlook. Our balance sheet is the strongest in our history. This authorization enables us to continue the purchase of our shares when appropriate, which is an important benefit resulting from the Company's outstanding cash generation capabilities," said Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc.

     Rollins, Inc. is one of the nation's largest consumer services companies. Through its wholly owned subsidiaries, Orkin, Inc. and Western Pest Services, the Company provides essential pest control services and protection against termite damage, rodents, and insects to approximately 1.7 million customers in the United States, Canada, and Mexico from over 400 locations. You can learn more about Orkin by visiting our websites at www.orkin.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

     Statements in this press release regarding potential repurchases of Company common stock are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The timing and amount of future stock repurchases are subject to a number of uncertainties, including market conditions, the Company's liquidity and financial position, and applicable laws and regulations.

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